Exhibit 10.1

Third Amendment to $3,000,000 Convertible Debenture Agreement Dated June 2, 2015

Sundance Strategies, Inc. ( the “Company”) and Satco International, Limited (“Satco”) entered into a Convertible Debenture Agreement (“the Agreement”) dated June 2, 2015.

RECITALS

A.	The Company and Satco entered into the First Amendment to the Agreement effective on or about February 1, 2016 (“First Amendment”).
B.	The Second Amendment was agreed upon on June 1, 2016.
C.	The purpose of this Third Amendment is to formalize the Parties desire to add and or amend certain terms and conditions of the Agreement.

NOW,THEREFORE, inconsideration of the mutual covenants contained herein and other good and valuable consideration the receipt and adequacy of which is hereby acknowledged, the Parties agree to amend the Agreement as follows:

Paragraph 7. Conversion first sentence: The Terms “one year from the date of issuance” shall be replaced with on February 28, 2018.

NOW, THEREFORE, inconsideration of the mutual covenants contained herin and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the Parties agree to amend the Second Amendment as follows:

Second paragraph: The paragraph shall be replaced in its entirety with the following: I agree to extend the Debenture Agreement between Satco and the Company from the original due date of June 2, 2016 to February 28, 2018.

All other terms and conditions remain as outlined in the Agreement and the First Amendment.

IN WITNESS WHEREOF, the Parties hereto have executed this Third Amendment on the date as recorded below.

Stephen H. Smoot	/s/ Stephen H. Smoot
Satco International, Limited	Date: October 25, 2016
Attorney-in-Fact

Randall F. Pearson	/s/ Randall F. Pearson
President	Date: October 25, 2016
Sundance Strategies, Inc.